EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the registration statement on Form N-2 (File No. 333-236415) of Prospect Capital Corporation of our report dated June 30, 2022, on our audits of the combined consolidated financial statements of National Property REIT Corp. as of December 31, 2021 and 2020 and for the years then ended, and our report dated June 30, 2021, on our audits of the combined consolidated financial statements of National Property REIT Corp. as of December 31, 2020 and 2019 and for the years then ended, which reports are included in the Form 10-K of Prospect Capital Corporation for the year ended June 30, 2022.

/s/ CohnReznick LLP
New York, New York
September 6, 2022